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                    June 23, 2023

       Bradley Herring
       Chief Financial Officer
       Enfusion, Inc.
       125 South Clark Street, Suite 750
       Chicago, IL 60603

                                                        Re: Enfusion, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 10,
2023
                                                            File No. 001-40949

       Dear Bradley Herring:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology